Exhibit 8.1

2, rue Jean Bertholet

L - 1233 Luxembourg

T +352 26 12 29 1

F +352 26 68 43 31

Luxembourg, January 7, 2012

QGOG Constellation S.A.

40, avenue Monterey,

L-2163 Luxembourg

Attn: Board of Directors

Ladies and Gentlemen,

We have acted as legal counsels in the Grand Duchy of Luxembourg (Luxembourg) for QGOG Constellation S.A. a société anonyme (public limited liability company) (the Company) incorporated under the laws of the Grand Duchy of Luxembourg (Luxembourg) having its registered office at 40, avenue Monterey, L-2163 Luxembourg, registered with the Luxembourg trade and companies register (the Companies Register) under number B 163.424 in connection with the Registration Statement on Form F-1 being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended (the Registration Statement) relating to the offering by the Company of its common shares (the Shares).

Opinion

Based upon the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion:

Fair Summary as to tax aspects related to the Company

The information contained in the Registration Statement in the section under the heading “Certain Luxembourg Tax Considerations for Holders of Common Shares”, in so far it purports to describe the provisions of the Luxembourg tax laws referred to therein, constitutes a fair summary of those provisions.

The opinions expressed above are subject to the following:

a.	We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws and this Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any actions or claims in relation to it can be brought exclusively before the Luxembourg courts.

b.	This Opinion is strictly limited to the matters expressly set forth under the heading Opinion above. No other opinion is, or may be, implied or inferred therefrom.

c.	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

d.	The giving of this Opinion does not constitute acceptance or agreement that we are in the category of persons whose consent is required under section 7 of the Securities Act of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ NautaDutilh Avocats Luxembourg

NautaDutilh Avocats Luxembourg

By: Margaretha Wilkenhuysen

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